Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. – May 2, 2019  – Ecolab Inc. announced today at its annual meeting of stockholders that the slate of thirteen director nominees named in the company’s proxy statement was elected for a one-year term ending at its annual meeting of stockholders in May 2020.

In other business during today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab's independent registered public accounting firm for 2019 and approved, on an advisory basis, the compensation of executives disclosed in the company’s proxy statement.  Also at the meeting, a stockholder proposal requesting an independent board chair was not approved.

The final vote tabulation on all matters voted upon during today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s website, www.ecolab.com.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $15 billion and 49,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world.

For more Ecolab news and information, visit www.ecolab.com. Follow us on Twitter @ecolab or Facebook at facebook.com/ecolab.

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Contacts:

Michael Monahan

651.250.2809

Andrew Hedberg

651.250.2185

May 2, 2019

(ECL-C)